Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 1, 2013, American Tower Corporation (“American Tower”, “we”, “our” or the “Company”), through its wholly-owned subsidiary American Tower Investments LLC, acquired (the “Acquisition”) 100% of the outstanding common membership interests of MIP Tower Holdings LLC (“MIPT”), a private real estate investment trust, which is the parent company of Global Tower Partners, and related companies, for a total purchase price of approximately $4.8 billion, subject to customary post-closing purchase price adjustments. MIPT was majority owned by Macquarie Infrastructure Partners together with minority partners including Dutch pension fund manager PGGM and management.

The purchase price was satisfied with approximately $3.3 billion in cash and the assumption of approximately $1.5 billion of MIPT’s existing indebtedness. We satisfied the purchase price and paid our related fees and expenses through (i) borrowings of approximately $2.8 billion under our $1.0 billion unsecured revolving credit facility entered into in January 2012, as amended (the “2012 Credit Facility”) and our $2.0 billion unsecured revolving credit facility entered into in June 2013, as amended (the “2013 Credit Facility”) and (ii) approximately $0.5 billion of cash on hand.

The accompanying unaudited pro forma condensed combined financial statements are based upon the historical financial statements of American Tower and MIPT and have been developed from the (i) audited consolidated financial statements of American Tower contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and the unaudited condensed consolidated financial statements of American Tower contained in its Form 10-Q for the six months ended June 30, 2013, and (ii) audited consolidated financial statements of MIPT for the fiscal year ended December 31, 2012 and the unaudited consolidated financial statements of MIPT for the six months ended June 30, 2013. The adjustments set forth herein and described in the accompanying notes to the unaudited pro forma condensed combined financial statements are intended to reflect the impact of the Acquisition, the related borrowings under the 2012 Credit Facility and 2013 Credit Facility, and with respect to the unaudited pro forma condensed combined balance sheet, proceeds from the offering of $750 million of senior unsecured notes due 2019 (the “2019 Senior Notes”) and $500 million of senior unsecured notes due 2024 (the “2024 Senior Notes,” and together with the 2019 Senior Notes, the “Senior Notes”) completed on August 19, 2013, and payment of our related fees and expenses. The unaudited pro forma condensed combined balance sheet at June 30, 2013 is presented as if the (i) Acquisition, (ii) borrowings under the 2012 Credit Facility and 2013 Credit Facility, (iii) offering of the Senior Notes, and (iv) payment of our related fees and expenses had been completed on June 30, 2013. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and for the six months ended June 30, 2013 are presented as if the Acquisition and the borrowings under the 2012 Credit Facility and 2013 Credit Facility had been completed on January 1, 2012.

American Tower acquired 100% of the membership interests of MIPT. Certain subsidiaries conducting operations related to Mexico (“MIPT Mexico”) were excluded from the Acquisition. MIPT’s historical financial statements have been included as exhibits to the Form 8-K to which this pro forma condensed combined financial information is an exhibit, inclusive of MIPT Mexico, in order to provide investors with MIPT’s historical statements of financial position and results of operations. The “Acquisition Pro Forma Adjustments” included in the unaudited pro forma condensed combined financial statements reflect the elimination of MIPT Mexico’s assets, liabilities and results of operations. As of June 30, 2013, MIPT Mexico’s total assets represented approximately 1.6% of total consolidated MIPT assets with the largest asset category being Property and equipment, net of $26.2 million, or 2.8% of total MIPT consolidated Property and equipment, net. For the year ended December 31, 2012 and the six months ended June 30, 2013, MIPT Mexico’s revenue represented less than 1.0% and 1.3% of total MIPT consolidated revenue, respectively, and MIPT Mexico’s net loss represented approximately 1.2% and 1.9% of total MIPT consolidated net loss, respectively.

Both MIPT’s and our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The unaudited pro forma condensed combined financial information does not purport to represent what our results of operations or financial position would actually have been had the Acquisition occurred on the dates described above or to project our results of operations or financial position for any future date or period. The information does not reflect cost savings, operating synergies or revenue enhancements that may result from the Acquisition or the costs to achieve any such potential cost savings, operating synergies or revenue enhancements.

The information reflects our preliminary estimates of the allocation of the purchase price for MIPT based upon available information and certain assumptions that we believe are reasonable under the circumstances. The primary areas of the preliminary purchase price allocations that are not yet finalized relate to the fair value of property and equipment, intangible assets and goodwill. As indicated in Note 1 to the unaudited pro forma condensed combined financial statements, American Tower made preliminary estimates of the fair values in order to prepare the unaudited pro forma condensed combined financial statements and the excess purchase price over the fair value of the acquired net assets has been recorded as goodwill. The valuations consist of a discounted cash flow analysis or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

Actual results may differ from the unaudited pro forma condensed combined financial statements once American Tower has determined the final purchase price of MIPT and has completed the valuations necessary to finalize the allocation of purchase price of the assets acquired and liabilities assumed. Decreases or increases in the fair value of assets acquired or liabilities assumed would result in a corresponding increase or decrease in the amount of goodwill. In addition, if the value of the tangible and intangible assets acquired is higher than the preliminary purchase price allocation, it may result in higher amortization and/or depreciation expense than is presented in these unaudited pro forma condensed combined financial statements.

The following unaudited pro forma condensed combined financial statements and the accompanying notes should be read together with (1) American Tower’s audited consolidated financial statements and accompanying notes, at and for the fiscal year ended December 31, 2012, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in American Tower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the Securities and Exchange Commission (“SEC”) on February 27, 2013, (2) American Tower’s unaudited condensed consolidated financial statements and accompanying notes at and for the six months ended June 30, 2013 and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in American Tower’s Quarterly Report on Form 10-Q for the six months ended June 30, 2013, which was filed with the SEC on July 31, 2013 and (3) MIPT’s audited consolidated financial statements at and for the fiscal year ended December 31, 2012, and MIPT’s unaudited consolidated financial statements at and for the six months ended June 30, 2013. Item 3 is included as Exhibit 99.1 to this filing.

AMERICAN TOWER CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AT JUNE 30, 2013

(dollars in thousands)

	American Tower	MIPT	Acquisition Pro Forma Adjustments (1)	Notes	Acquisition Pro Forma	Other Pro Forma Adjustments	Notes	Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$448,447	77,433	(3,320,207)	(a)	$(2,794,327)	$3,732,652	(a)	$938,325
Restricted cash	97,277	—	34,070	(b)	131,347	—		131,347
Short-term investments	14,257	—	—		14,257	—		14,257
Accounts receivable, net	130,861	5,910	(596)		136,175	—		136,175
Prepaid and other current assets	232,436	26,080	(4,269)		254,247	—		254,247
Deferred income taxes	22,773	—	—		22,773	—		22,773

Total current assets	946,051	109,423	(3,291,002)		(2,235,528)	3,732,652		1,497,124

PROPERTY AND EQUIPMENT, net	5,811,081	932,994	357,149	(c)	7,101,224	—		7,101,224
GOODWILL	2,832,392	324,358	377,874	(d)	3,534,624	—		3,534,624
OTHER INTANGIBLE ASSETS, net	3,214,383	1,001,069	1,874,231	(e)	6,089,683	10,121	(e)	6,099,804
DEFERRED INCOME TAXES	216,463	—	—		216,463	—		216,463
DEFERRED RENT ASSET	842,093	35,961	(35,961)	(f)	842,093	—		842,093
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	476,931	38,841	(38,302)	(b)	477,470	—		477,470

TOTAL	$14,339,394	$2,442,646	$(756,011)		$16,026,029	$3,742,773		$19,768,802

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$91,021	$11,219	$(854)		$101,386	$—		$101,386
Accrued expenses	293,605	46,843	(2,217)		338,231	—		338,231
Distributions payable	107,053	—	—		107,053	—		107,053
Accrued interest	89,701	3,619	—		93,320	—		93,320
Current portion of long-term obligations	57,350	2,820	—		60,170	—		60,170
Unearned revenue	142,310	39,395	(11,273)	(g)	170,432	—		170,432

Total current liabilities	781,040	103,896	(14,344)		870,592	—		870,592

LONG-TERM OBLIGATIONS	8,798,604	1,628,075	(73,390)	(h)	10,353,289	3,742,773	(h)	14,096,062
ASSET RETIREMENT OBLIGATIONS	451,549	44,413	(2,461)		493,501	—		493,501
OTHER NON-CURRENT LIABILITIES	688,334	37,839	(34,140)	(i)	692,033	—		692,033

Total liabilities	10,719,527	1,814,223	(124,335)		12,409,415	3,742,773		16,152,188

COMMITMENTS AND CONTINGENCIES
EQUITY:
Preferred stock	—	125	(125)		—	—		—
Common stock	3,969	939,556	(939,556)		3,969	—		3,969
Additional paid-in capital	5,061,814	—	—		5,061,814	—		5,061,814
Distributions in excess of earnings	(1,135,851)	(318,634)	315,381		(1,139,104)	—		(1,139,104)
Accumulated other comprehensive loss	(274,256)	(474)	474		(274,256)	—		(274,256)
Treasury stock	(137,353)	—	—		(137,353)	—		(137,353)

Total American Tower Corporation equity	3,518,323	620,573	(623,826)		3,515,070	—		3,515,070
Noncontrolling interest	101,544	7,850	(7,850)		101,544	—		101,544

Total equity	3,619,867	628,423	(631,676)	(j)	3,616,614	—		3,616,614

TOTAL	$14,339,394	$2,442,646	$(756,011)		$16,026,029	$3,742,773		$19,768,802

(1)	Differences between amounts disclosed in the notes to the unaudited pro forma condensed combined financial statements and the Acquisition Pro Forma Adjustments column represent MIPT Mexico adjustments. In addition, adjustments recorded in Acquisition Pro Forma Adjustments column that do not have a corresponding note represent MIPT Mexico adjustments.

See Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

AMERICAN TOWER CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(dollars in thousands)

	American Tower	MIPT	Acquisition Pro Forma Adjustments (1)	Notes		Acquisition Pro Forma	Other Pro Forma Adjustments	Notes		Pro Forma
REVENUES:
Rental and management	$2,803,490	$285,662	$11,392	(k	)	$3,100,544	$—			$3,100,544
Network development services	72,470	—	—			72,470	—			72,470

Total operating revenues	2,875,960	285,662	11,392			3,173,014	—			3,173,014

OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Rental and management	686,681	66,680	4,491	(l	)	757,852	—			757,852
Network development services	35,798	—	—			35,798	—			35,798
Depreciation, amortization and accretion	644,276	171,523	25,472	(m	)	841,271	—			841,271
Selling, general, administrative and development expense	327,301	45,104	(8,076)			364,329	—			364,329
Other operating expenses	62,185	3,202	7,383			72,770	—			72,770

Total operating expenses	1,756,241	286,509	29,270			2,072,020	—			2,072,020

OPERATING INCOME (LOSS)	1,119,719	(847)	(17,878)			1,100,994	—			1,100,994

OTHER INCOME (EXPENSE):
Interest income, TV Azteca	14,258	—	—			14,258	—			14,258
Interest income	7,680	—	(2)			7,678	—			7,678
Interest expense	(401,665)	(76,540)	14,907	(n	)	(463,298)	(51,994)	(n	)	(515,292)
Loss on retirement of long-term obligations	(398)	(9,317)	—			(9,715)	—			(9,715)
Other expense	(38,300)	(66)	108			(38,258)	—			(38,258)

Total other expense	(418,425)	(85,923)	15,013			(489,335)	(51,994)			(541,329)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND INCOME ON EQUITY METHOD INVESTMENTS	701,294	(86,770)	(2,865)			611,659	(51,994)			559,665
Income tax provision	(107,304)	—	—			(107,304)	—			(107,304)
Income on equity method investments	35	—	—			35	—			35

NET INCOME (LOSS)	594,025	(86,770)	(2,865)			504,390	(51,994)			452,396
Net loss attributable to noncontrolling interest	43,258	41,226	(41,226)			43,258	—			43,258

NET INCOME (LOSS) ATTRIBUTABLE TO AMERICAN TOWER CORPORATION	$637,283	$(45,544)	$(44,091)			$547,648	$(51,994)			$495,654

NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation	$1.61					$1.39				$1.26

Diluted net income attributable to American Tower Corporation	$1.60					$1.37				$1.24

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	394,772					394,772				394,772

Diluted	399,287					399,287				399,287

(1)	Differences between amounts disclosed in the notes to the unaudited pro forma condensed combined financial statements and the Acquisition Pro Forma Adjustments column represent MIPT Mexico adjustments. In addition, adjustments recorded in Acquisition Pro Forma Adjustments column that do not have a corresponding note represent MIPT Mexico adjustments.

See Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

AMERICAN TOWER CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2013

(dollars in thousands)

	American Tower	MIPT	Acquisition Pro Forma Adjustments (1)	Notes		Acquisition Pro Forma	Other Pro Forma Adjustments	Notes		Pro Forma
REVENUES:
Rental and management	$1,566,632	$159,987	$(683)	(k	)	$1,725,936	$—			$1,725,936
Network development services	44,926	—	—			44,926	—			44,926

Total operating revenues	1,611,558	159,987	(683)			1,770,862	—			1,770,862

OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Rental and management	389,512	35,501	1,367	(l	)	426,380	—			426,380
Network development services	17,963	—	—			17,963	—			17,963
Depreciation, amortization and accretion	370,412	89,422	9,137	(m	)	468,971	—			468,971
Selling, general, administrative and development expense	200,956	37,102	(2,891)			235,167	—			235,167
Other operating expenses	20,217	1,950	1,985			24,152	—			24,152

Total operating expenses	999,060	163,975	9,598			1,172,633	—			1,172,633

OPERATING INCOME (LOSS)	612,498	(3,988)	(10,281)			598,229	—			598,229

OTHER INCOME (EXPENSE):
Interest income, TV Azteca	7,129	—	—			7,129	—			7,129
Interest income	3,126	144	(2)			3,268	—			3,268
Interest expense	(212,581)	(40,471)	7,604	(n	)	(245,448)	(25,997)	(n	)	(271,445)
Loss on retirement of long-term obligations	(37,967)	—	—			(37,967)	—			(37,967)
Other expense	(119,369)	(804)	369			(119,804)	—			(119,804)

Total other expense	(359,662)	(41,131)	7,971			(392,822)	(25,997)			(418,819)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	252,836	(45,119)	(2,310)			205,407	(25,997)			179,410
Income tax provision	(7,775)	—	—			(7,775)	—			(7,775)

NET INCOME (LOSS)	245,061	(45,119)	(2,310)			197,632	(25,997)			171,635
Net loss attributable to noncontrolling interest	26,167	3,589	(3,589)			26,167	—			26,167

NET INCOME (LOSS) ATTRIBUTABLE TO AMERICAN TOWER CORPORATION	$271,228	$(41,530)	$(5,899)			$223,799	$(25,997)			$197,802

NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation	$0.69					$0.57				$0.50

Diluted net income attributable to American Tower Corporation	$0.68					$0.56				$0.49

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	395,330					395,330				395,330

Diluted	399,659					399,659				399,659

(1)	Differences between amounts disclosed in the notes to the unaudited pro forma condensed combined financial statements and the Acquisition Pro Forma Adjustments column represent MIPT Mexico adjustments. In addition, adjustments recorded in Acquisition Pro Forma Adjustments column that do not have a corresponding note represent MIPT Mexico adjustments.

See Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

1.	Acquisition

On October 1, 2013, American Tower, through its wholly-owned subsidiary American Tower Investments LLC, acquired 100% of the outstanding common membership interest of MIPT, and related companies, for a total purchase price of approximately $4.8 billion, subject to customary post-closing adjustments. The purchase price was satisfied with approximately $3.3 billion in cash and the assumption of approximately $1.5 billion of MIPT’s existing indebtedness. We satisfied the purchase price and paid our related fees and expenses through (i) borrowings of approximately $2.8 billion under the 2012 Credit Facility and the 2013 Credit Facility and (ii) approximately $0.5 billion of cash on hand.

The following summarizes the total purchase price and funding sources (in thousands):

Cash consideration	$3,315,926
Plus assumption of existing indebtedness at historical cost	1,527,621

Estimated total purchase price	$4,843,547

Borrowings under the 2012 Credit Facility	$963,000
Borrowings under the 2013 Credit Facility	1,853,000
Cash on hand	499,926

Total sources of funds	$3,315,926

The following summarizes the preliminary purchase price allocation as if the Acquisition had occurred on June 30, 2013 (in thousands):

Assets to be acquired:
Cash and cash equivalents	$76,405
Restricted cash	34,070
Accounts receivable, net	5,314
Prepaid and other current assets	21,811
Property and equipment	1,290,143
Goodwill	702,232
Other intangible assets	2,875,300
Notes receivable and other non-current assets	539

$5,005,814

Liabilities to be assumed:
Accounts payable	10,365
Accrued expenses	44,626
Accrued interest	3,619
Current portion of long-term obligations	2,820
Unearned revenue	28,122
Long-term obligations	1,554,685
Asset retirement obligations	41,952
Other non-current liabilities	3,699

$1,689,888

Net assets to be acquired	$3,315,926

In addition, Distributions in excess of earnings was reduced by $3.3 million for estimated transaction costs incurred by American Tower directly related to the Acquisition. Estimated transaction costs have been excluded from the unaudited pro forma condensed combined statement of operations as they reflect non-recurring charges.

2.	Acquisition Related Financing

On September 26, 2013, we borrowed approximately $2.8 billion under the 2012 Credit Facility and the 2013 Credit Facility. The 2012 Credit Facility bears interest at a per annum rate equal to the London Interbank Offered Rate (“LIBOR”) plus 1.625% on the drawn portion and the commitment fee on the undrawn portion of 0.225%. The estimated current interest rate per annum is approximately 1.80%. A hypothetical unfavorable fluctuation in market interest rates on our borrowings under the 2012 Credit Facility of 0.125% over a 12-month period would increase our interest expense by approximately $1.2 million. The 2013 Credit Facility bears interest at a per annum rate equal to LIBOR plus 1.250% on the drawn portion and the commitment fee on the undrawn portion of 0.150%. The estimated current interest rate per annum is approximately 1.43%. A hypothetical unfavorable fluctuation in market interest rates on our borrowings under the 2013 Credit Facility of 0.125% over a 12-month period would increase our interest expense by approximately $2.3 million.

3.	Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited condensed combined balance sheet are as follows (in thousands):

a)	Cash and Cash Equivalents. Represents cash consideration paid for the Acquisition as well as cash paid for transaction fees and expenses. Adjustments also reflect the borrowings under the 2012 Credit Facility and 2013 Credit Facility, as well as the net proceeds from the offering of the Senior Notes. On August 19, 2013, the Company issued $750 million of the 2019 Senior Notes and $500 million of the 2024 Senior Notes, which were unrelated to the financing of the Acquisition. The Company received proceeds of $1.2 billion, net of debt discount of $1.2 million and deferred financing costs of $10.1 million. A portion of the net proceeds from the Senior Notes were used to repay $322.0 million of indebtedness incurred under the 2013 Credit Facility that was outstanding at June 30, 2013. Accordingly, the interest expense associated with the Senior Notes is excluded in the pro forma results of operations for the periods presented.

The pro forma adjustment for cash and cash equivalents consisted of the following:

	Increase (Decrease)
	Acquisition Pro Forma Adjustments	Other Pro Forma Adjustments
Acquisition Related Financing
Borrowings under the 2012 Credit Facility	$—	$963,000
Borrowings under the 2013 Credit Facility	—	1,853,000
Cash consideration paid for MIPT	(3,315,926)	—
Transaction fees and expenses for the Acquisition	(3,253)	—
Elimination of MIPT Mexico cash on hand	(1,028)	—
Other
Proceeds from the Senior Notes, net of discount	—	1,248,773
Payment of deferred financing costs related to the Senior Notes	—	(10,121)
Repayment of indebtedness incurred under the 2013 Credit Facility	—	(322,000)

Pro forma cash and cash equivalents adjustment	$(3,320,207)	$3,732,652

b)	Restricted Cash. Represents an adjustment of $34.1 million from Notes receivable and other non-current assets to Restricted cash to conform to the Company’s presentation of restricted cash. Adjustments to Notes receivable and other non-current assets also include the elimination of MIPT Mexico’s other non-current assets.

c)	Property and Equipment, net. Represents net adjustments of $357.1 million to reflect the preliminary fair value of Property and equipment as of June 30, 2013 and the removal of the MIPT Mexico assets. Property and equipment is expected to be depreciated on a straight-line basis over estimated useful lives that will range from 5 to 37 years, subject to the finalization of the post-closing purchase price allocation. The pro forma adjustment for Property and equipment consisted of the following:

Acquisition Pro Forma Adjustments
Fair value of property and equipment (i)	$1,290,143
Elimination of MIPT property and equipment, net (ii)	(932,994)

Pro forma property and equipment adjustment	$357,149

(i)

	Acquisition Pro Forma Adjustments	Estimated Useful Life
Towers	$536,574	Up to 20 years
Easements	498,252	20 to 37 years
Land	229,709	N/A
Construction in progress	20,571	N/A
Furniture and fixtures	5,000	5 years
Building	37	Up to 20 years

Property and equipment	$1,290,143

(ii)	MIPT’s net property and equipment includes $26.2 million related to MIPT Mexico.

d)	Goodwill. Represents the adjustment to record goodwill as a result of the Acquisition. We allocated the preliminary purchase price paid to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values as of June 30, 2013. The excess of the purchase price paid over the estimated fair values of the assets and liabilities assumed has been recorded as goodwill:

Increase
(Decrease)
Goodwill resulting from the Acquisition	$702,232
Elimination of existing MIPT goodwill	(324,358)

Pro forma goodwill adjustment	$377,874

e)	Other Intangible Assets, net. Represents an adjustment of $1.9 billion primarily reflecting the fair value of the intangible assets acquired of $2.9 billion less MIPT’s existing net intangible assets of $1.0 billion at June 30, 2013. Other pro forma adjustments include the addition of $10.1 million of new costs associated with the Company’s issuance of the Senior Notes in August 2013. The pro forma adjustment for other intangible assets consisted of the following:

	Acquisition Pro Forma Adjustments	Other Pro Forma Adjustments
Intangible assets (i)	$2,875,300	$—
Elimination of MIPT other intangible assets, net	(1,001,069)	—
Deferred financing costs	—	10,121

Pro forma other intangible asset adjustment	$1,874,231	$10,121

(i)	The identifiable intangible assets consist of network location and customer relationships. The estimated intangible assets are expected to be amortized on a straight-line basis over estimated useful lives of up to 20 years, subject to the finalization of the purchase price allocation.

	Acquisition Pro Forma Adjustments	Estimated Useful Life
Network location	$338,600	Up to 20 years
Customer relationships	2,536,700	20 years

Intangible assets	$2,875,300

f)	Deferred Rent Asset. Represents an adjustment of $36.0 million to eliminate MIPT’s existing straight-line asset balance for tenant leases. The pro forma deferred rent asset balance at June 30, 2013 represents American Tower’s historical balance as the fair value of the straight-line assets acquired from MIPT at June 30, 2013 is zero.

g)	Unearned Revenue. Represents the elimination of $11.3 million of MIPT unearned revenue related to payments received from tenants for tower modifications as we did not assume any future performance obligations associated with these payments. As these amounts had been considered an element of associated leasing transactions, they had been deferred and amortized over the lease term.

h)	Long-Term Obligations. The pro forma adjustment for long-term obligations consisted of the following:

	Increase (Decrease)
	Acquisition Pro Forma Adjustments	Other Pro Forma Adjustments
Premium related to fair value of debt acquired	$33,610	$—
Elimination of MIPT discount on debt acquired	1,500	—
Payment of MIPT outstanding line of credit	(108,500)	—
Borrowings under the 2012 Credit Facility	—	963,000
Borrowings under the 2013 Credit Facility	—	1,853,000
Senior Notes (i)	—	926,773

Pro forma long-term obligations adjustment	$(73,390)	$3,742,773

(i)	Includes the remaining proceeds from the Senior Notes after deducting the discount on offering and repayment of $322.0 million of indebtedness incurred under the 2013 Credit Facility that was outstanding at June 30, 2013.

i)	Other Non-Current Liabilities. The adjustment of $34.1 million primarily relates to the elimination of MIPT’s existing straight-line liability balance for ground leases. The pro forma deferred rent liability balance at June 30, 2013 represents American Tower’s historical balance as the fair value of the straight-line liability acquired from MIPT at June 30, 2013 is zero.

j)	Equity. Represents adjustments to eliminate MIPT’s historical equity balances and a reduction in Distributions in excess of earnings for transaction costs of $3.3 million related to the Acquisition.

4.	Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

The unaudited pro forma condensed combined statements of operations do not include any non-recurring changes. The pro forma adjustments included in the unaudited condensed combined statement of operations are as follows (in thousands):

k)	Rental and Management Revenue. Represents adjustments primarily due to an increase in straight-line revenue of $13.9 million and $2.8 million for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively. American Tower recorded acquisition pro forma adjustments to eliminate $0.6 million and $2.1 million of MIPT Mexico’s revenue for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively.

	For the year ended December 31, 2012	For the six months ended June 30, 2013
Elimination of MIPT historical straight-line revenue	$(8,733)	$(5,762)
Elimination of MIPT deferred revenue items	(1,904)	(1,380)
American Tower recomputed straight-line revenue	22,616	8,518
Elimination of MIPT Mexico revenue	(587)	(2,059)

Pro forma rental and management revenue	$11,392	$(683)

l)	Rental and Management Expense. The adjustments of $4.5 million and $1.4 million for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively, primarily relate to increases in straight-line expense for ground leases with contractual fixed escalations. In addition, American Tower recorded Acquisition Pro Forma Adjustments to eliminate MIPT Mexico’s rental and management expense for the year ended December 31, 2012 and the six months ended June 30, 2013.

m)	Depreciation, Amortization and Accretion. Reflects additional depreciation, amortization and accretion expense of $25.5 million and $9.1 million for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively. MIPT’s tangible and intangible assets were adjusted to fair value at acquisition and the additional expense is reflective of the increased asset basis. The adjustments were calculated using the straight-line method over the estimated useful lives discussed in notes c and e in the Notes to Unaudited Pro Forma Condensed Combined Balance Sheet.

	For the year ended December 31, 2012	For the six months ended June 30, 2013
Elimination of MIPT depreciation, amortization and accretion	$(171,523)	$(89,422)
Intangible asset amortization	143,765	71,883
Property and equipment depreciation	51,277	25,638
Accretion on acquired assets	1,953	1,038

Pro forma depreciation, amortization and accretion adjustment	$25,472	$9,137

n)	Interest Expense. Represents adjustments for the borrowings under the 2012 Credit Facility and 2013 Credit Facility. The additional interest expense was offset by the amortization of the premium on debt assumed from MIPT and the elimination of MIPT’s historical deferred financing expense.

	For the year ended December 31, 2012		For the six months ended June 30, 2013
	Acquisition Pro Forma Adjustments	Other Pro Forma Adjustments	Acquisition Pro Forma Adjustments	Other Pro Forma Adjustments
Elimination of MIPT deferred financing expense and discount amortization	$(6,725)	—	$(3,513)	$—
Amortization of premium on debt assumed in Acquisition	(8,182)	—	(4,091)	—
Interest on acquisition indebtedness	—	51,994	—	25,997

Pro forma interest expense adjustment	$(14,907)	$51,994	$(7,604)	$25,997